AGREEMENT

This Agreement is made effective as of August 10, 2006 by and between China Biopharmaceuticals Holdings Inc. (the "Company") with its principal business office located in China, and Zixun Capital Limited ("Zixun") residing at British Virgin Island.

WHEREAS, Zixun has identified Enshi International Holdings ("Enshi" and such acquisition shall be referred to below as the "Enshi Acquisition") as the acquisition target for the Company and assisted the Company in its acquisition of Enshi;

WHEREAS, Zixun has provided a third party performance guarantee of up to US$1,000,000 for the completion of the Company's acquisition of Enshi to the shareholders of Enshi to ensure that Enshi enter into the merger agreement and suspend other merger negotiations ; NOW THEREFORE, in consideration for the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1. SERVICES. During the term of this Agreement, Zixun shall have advised the Company on the acquisition by the Company of 100% of the issued and outstanding share capital of Enshi and further acquisitions of the other acquisition targets. Zixun shall provide cash deposits up to $1 million USD (up to one year) for securing the execution of the Enshi Acquisition whenever the shareholder/shareholders of Enshi require it.

2. COMPENSATION. Compensation is success-based. If the Company successfully completes Enshi Acquisition at the purchasing price of lower than $ 15,000,000 USD, The Company shall issue Zixun or any person or institution designated by Zixun, 1,100,000 shares of common stock of the Company, within two month after the closing of Enshi Acquisition.

3. EXPENSE REIMBURSEMENT. Zixun is compensated on a success basis and shall not be entitled to reimbursing from the Company for any "out-of-pocket" expenses.

4. TERMINATION. This Agreement shall be effective until December 31, 2006.

5. RELATIONSHIP OF PARTIES. It is understood by the parties that Zixun is an independent contractor with respect to the Company, and not an employee of the Company. The Company will not provide fringe benefits, including health issuance benefits, paid vacation, or any other employee benefit, for the benefit of Zixun.

6. ASSIGNMENT. Zixun's obligations and the Services under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of Company, which consent may be withheld in the absolute discretion of the Company, it being understood that the Company has engaged Zixun because of its special and unique knowledge and business experience.

7. CONFIDENTIALITY. In view of the fact that Zixun's work for the Company will bring Zixun into close contact with confidential affairs, information and plans for future developments of the Company not readily available to the public, as well as access to certain trade secrets pertaining to the business of the Company, all of which Zixun acknowledges are proprietary to and the exclusive property of the Company, Zixun agrees:
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a. to keep and retain in the strictest confidence, except that which is available in the public domain, all confidential matters of the Company, including, without limitation, inventions, products, prices, apparatus, business affairs, technical information, customer lists, product design information, trademarks, copyrights, and other proprietary information (collectively, "Information") which are valuable, special and unique assets of Company and need to be protected from improper disclosure. In consideration for the disclosure of the Information, Zixun agrees that Zixun will not at any time or in any manner, either directly or indirectly, use any Information for Zixun's own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of the Company. Zixun will protect the Information and treat it as strictly confidential.

b. to deliver promptly to the Company on termination of Zixun's engagement, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents and all copies thereof, including computer programs, discs, software, etc., relating to the Company's business, operations, financial condition, Intellectual Property and all other tangible and intangible property associated therewith which Zixun may possess or have under Zixun's control.

8. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Zixun has disclosed (or has threatened to disclose) Information in violation of this Agreement, the Company shall be entitled to an injunction to restrain Zixun from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. The Company shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

9. CONFIDENTIALITY AND NONSOLICITATION AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect for three (3) years following the termination of this Agreement. Zixun agrees so long as Company is in compliance with its obligations under this Agreement that during the Term and for one (1) year after the termination, it will not, directly or indirectly, without the prior written consent of the Company, induce or solicit any person employed or hereafter employed by the Company to leave the employ of the Company or solicit, recruit, hire or attempt to solicit, recruit or hire any person employed by the Company. Further, Zixun agrees that for a period of one
(1) year after the termination of this Agreement, it will not, directly or indirectly, without the prior written consent of the Company, solicit for any business similar to that of the Company, divert away, take away, or attempt to take away any customer of the Company who was a customer or a potential customer at the time of termination or expiration of this Agreement. Further, Zixun and Company agree that neither will disparage, defame, slander, libel or otherwise speak negatively of the other or of any affiliate, officer, director or employee of the other.

10. RETURN OF RECORDS. Upon termination of this Agreement, Zixun shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in Zixun's possession or under Zixun's control and that are the Company's property or relate to the Company's business.
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11. INDEMNIFICATION

a. Zixun shall indemnify and hold the Company harmless from and against any and all liabilities, damages, claims, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel, arising in connection with, or incident to any breach or violation by Zixun of any covenant or agreement contained in this Agreement or otherwise arising out of any of the transactions contemplated by this Agreement and with any claims, liabilities or damages resulting from claims against the Company.

b. The Company shall indemnify and hold Zixun harmless from and against any and all liabilities, damages, claims, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel, arising in connection with, or incident to any breach or violation of any covenant or agreement contained in this Agreement or otherwise arising out of any of the transactions contemplated by this Agreement.

12. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

13. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

14. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

15. APPLICABLE LAW AND DISPUTE RESOLUTION.

15.1 Applicable Law

The execution, validity, construing and performance of this Agreement, and resolution of the disputes under this Agreement, shall be in accordance with the laws of the State of New York, the United States of America..

15.2 Dispute Resolution

The Parties shall make good faith effort to settle any dispute arising from the interpretation or performance of this Agreement through friendly negotiation. In case no settlement can be reached, each Party shall submit the dispute to an arbitration panel ("Panel") under the auspices of the American Arbitration Association ("AAA") at a venue located in New York City. The Panel shall consist of one or three to be selected by the mutual agreement of the Parties. If the Parties can not agree on the arbitrator, each may select one arbitrator and the two designated arbitrators shall select the third arbitrator. If the third arbitrator can not be agreed upon, the American Arbitration Association in New York shall select the third arbitrator. A majority decision by the three arbitrators shall be final and binding upon and enforceable against the Parties. Such arbitration shall follow the rules of the AAA.

15.3 Enforceability

Arbitration shall be the only remedy for the Parties in any dispute. There Parties hereby waive any right to litigate any dispute, including but not limited to the exclusivity of this arbitration provision contained in Section 12 in any court. The Parties hereby submit themselves to the exclusive jurisdiction.

16. ENTIRE AGREEMENT. This Agreement together contains the entire understandings and agreements of the parties, and there are no other promises or conditions or understandings in any other agreement, whether oral or written. This Agreement supersedes any prior written or oral understandings or agreements between the parties.

In Witness Whereof, the parties have executed this Agreement as of the date first above written.



China Biopharmaceuticals Holdings, Inc.

By: /s/ Chris Peng Mao
    ---------------------------------
    Chris Peng Mao
    Chief Executive Officer


Zixun Capital Limited

By: /s/ SIU LAI CHAU
    ---------------------------------
    SIU LAI CHAU
    Director